Exhibit 10.8

SEPARATION AGREEMENT

AND GENERAL RELEASE

This Separation Agreement and General Release (the “Agreement”) is made and entered into between D. Craig Nordlund (hereinafter referred to as “Nordlund”) and Agilent Technologies, Inc. (“Agilent”).  The purpose of this Agreement is to document Nordlund’s resignation as Senior Vice President, General Counsel and Secretary of Agilent and the termination of Nordlund’s employment with Agilent, effective October 31, 2009 (as documented in Exhibit A to this Agreement), on terms that are satisfactory both to Agilent and to Nordlund.  The effective date of this Agreement shall be the 7th day following the execution of this Agreement by Nordlund and Agilent, but in no event later than October 31, 2009 (“Effective Date”). Therefore, Agilent and Nordlund agree as follows:

1.              In exchange for the promises set forth in this Agreement, Agilent agrees as follows:

a.              “Interim Period” Except as provided for in section 1.c. below, from the Effective Date of this Agreement through October 31, 2009, Nordlund will remain employed by Agilent and will continue to actively provide services to Agilent in the same amount, on average, as he has been providing in the preceding three full years of employment at Agilent.  During the interim period, Nordlund will continue to receive his base salary as well as all other employment related benefits for which he is eligible.

b.             Benefits during the Interim Period.  Flexible Time Off, Deferred Compensation, 401(k) plan, Defined Benefit Retirement Plan and Supplemental Benefit Retirement Plan, Pay for Results, and Employee Stock Purchase plan monies, as well as any other benefits not mentioned above, will be treated in accordance with existing plan documents.

c.              Separation from Service.  In the event that Nordlund’s replacement is identified and in place prior to October 31, 2009, Nordlund will remain employed by Agilent but will no longer be actively performing substantial services (i.e., the date upon which Agilent and Nordlund reasonably anticipate that Nordlund’s service to Agilent will permanently drop to less than fifty percent of the services rendered, on average, during the immediately preceding three full years of employment with Agilent) (“Separation from Service”).  The period between the date of Separation from Service and Nordlund’s October 31, 2009 termination date shall be the remaining Interim Period (the “Remaining Interim Period”).  Nordlund will continue to receive his base salary during the Remaining Interim Period, which will be at the same rate per annum as his base salary on the Effective Date of this Agreement.  During the Remaining Interim Period, Nordlund agrees to make himself reasonably available to Agilent upon request to assist in the transition of Nordlund’s former workload to his replacement, to answer questions regarding matters previously assigned to Nordlund, to otherwise assist Agilent in transferring Nordlund’s responsibilities to his replacement, and to consult with Agilent management on other matters as requested.

d.             Benefits during the Remaining Interim Period.  During the Remaining Interim Period, in accordance with the requirements of section 409A of the Internal Revenue Service Code as amended (the “Code”) and the terms of the applicable plan documents, Nordlund’s benefits shall be administered as follows:

i)                Nordlund’s medical coverage will continue during the Remaining Interim Period.  Nordlund will continue to be required to pay the employee portion of the premium for such coverage.  With regard to the portion of the premium that Agilent generally pays for active employees, Agilent will continue to pay this portion, and such amounts will be taxable to Nordlund.  As of his termination date (October 31, 2009), Nordlund will be eligible to elect COBRA coverage, in accordance with the COBRA regulations.

ii)             Nordlund may continue to participate in the Flexible Time Off program.

iii)          Nordlund may continue making contributions to Agilent’s 401(k) plan.

iv)         Nordlund will continue to accrue benefits under the Defined Benefit Retirement Plan.

v)            Nordlund may continue to participate in the Employee Stock Purchase Plan (ESPP).

vi)         If Nordlund remains employed through the last day of the performance period for the second half of FY09 (October 31, 2009), he will be eligible to receive Pay for Results for the second half of FY09 with a target payment of 70% of Employee’s base salary at the same rate per annum as his base salary as of the Effective Date of this Agreement.  Pay for Results payments are dependent upon the meeting of certain conditions as set forth in Employee’s Pay for Results Notification Letter for each respective fiscal half of FY09 and applicable plan documents. Payments, if any, made under the Pay for Results plan will be made no later than 90 days after the end of the applicable performance period.

vii)      For the purposes of the 2005 Deferred Compensation Plan and the Supplemental Benefit Retirement Plan, and the Long Term Performance Program (“LTPP”) Nordlund’s termination date will be the date on which there has been a Separation from Service as defined in 1.c., and in accordance with the relevant plan documents and the requirements of Section 409A of the Code.

e.               Retirement — Nordlund has reached reached the age of 55 and has attained 15 years of service to Agilent and as such is eligible to retire upon the termination of his employment.  Upon the termination of Nordlund’s employment he shall be a retiree of Agilent and shall be entitled to all of the benefits and privileges associated with that status, including but not limited to the following:

(i)           Stock Options — Pursuant to the retirement provisions of Agilent’s Stock Option Plan, on Nordlund’s termination date, all unvested stock options will be accelerated and will become vested.  Nordlund will have the lesser of three years or the expiration date of his options following the termination date of his employment to exercise his options.

(ii)        Retiree Medical Coverage — Nordlund will be entitled to elect medical coverage provided to retirees pursuant to the terms and conditions of the applicable plan documents.

(iii)     LTPP— pursuant to the retirement provisions of the LTPP

1.              if Nordlund continues providing services to Agilent through October 31, 2009 in an amount exceeding 50%, on average, of the amount that he has been providing over the previous three year period, he shall be entitled to receive LTPP payouts at the full, un-prorated amount for the performance periods FY07-09, FY08-10, and FY09-11. The payouts, if any, will be based on actual performance measured against the performance criteria for the relevant performance period.  Awards will be determined by the Compensation Committee following the conclusion of the relevant three year performance period.  The payouts, if any, shall be subject to the terms and conditions set forth in each of the relevant LTPP plan documents and shall occur at the times that any awards under the LTPP are paid to other participants in this program for such performance periods.

2.              if prior to October 31, 2009, Agilent and Nordlund reasonably anticipate that Nordlund’s service to Agilent will permanently drop below 50%, on average of the amount that he has been providing over the previous three year period, he shall receive the full, un-prorated amount of any payout for the FY 07-09 and FY 08-10 performance periods after completion of such periods in accordance with the regular program processes.  Nordlund will be eligible to receive an amount, based on his termination date, for any LTPP payout for the FY 09-11 performance period after its completion in accordance with the regular program processes.  In recognition of Nordlund’s long service to Agilent as a founding officer, the Compensation Committee of the Board of Directors of Agilent decided that   Nordlund should receive the full un-prorated amount of a payout, if any, that the Compensation Committee may determine is payable after the end of the FY 09-11 performance period.  The payouts, if any, will be based on actual performance measured against the performance criteria for the relevant performance period.  Awards will be determined by the Compensation Committee following the conclusion of the relevant three year performance period.  The payouts, if any, shall be subject to the terms and conditions set forth in each of the relevant LTPP plan documents and shall occur at the times that any awards under the LTPP are paid to other participants in this program for such performance periods.

f.                 Severance Payment — Within 90 days of Nordlund’s Separation from Service, but in any event, not later than December 31, 2009 Agilent shall deliver to Nordlund a lump sum payment in the gross amount of One Million, Five Hundred, Twenty-Five Thousand Dollars ($1,525,000.00), less required withholdings and deductions, representing twenty-four months of Nordlund’s base salary ($850,000.00), Pay for Results for twenty-four months at the target payment of 70% ($595,000.000) and a Health Expense Benefit ($80,000).   In the unlikely even that Nordlund dies between the Effective Date of this Agreement and October 31, 2009, Agilent agrees that it will pay Nordlund’s beneficiaries, as designated in Agilent records, the severance amounts contemplated herein, except that Agilent shall not pay the Health Expense Benefit ($80,000).

g.              Pay Reduction.  Nordlund acknowledges and agrees that his base salary during the Interim Period and the Remaining Interim Period, as well as contributions to and payment of other salary dependant benefits during those times, will be subject to any salary adjustment measures as may be applied by Agilent to a class of jobs that includes the position held by Nordlund on the Effective Date of this Agreement.  The Severance Payment set forth in 1.f. above shall not be impacted by any salary adjustment measures.

h.              Except as otherwise stated in this Agreement, Nordlund is entitled to exercise employee benefit conversion privileges upon the same terms and conditions as would be available to any other retiring employee.

i.                  Nordlund will continue to be eligible to receive AYCO financial services or services from any other successor financial service provider that Agilent offers to its officers to assist with the filing of his 2009 individual tax return.

2.              In exchange for the promises set forth in this Agreement, Nordlund agrees as follows:

a.               To acknowledge that he is the recipient of confidential and proprietary business information, and that he will not use or disclose such information except as may be permitted by Agilent or required by law.  Nordlund acknowledges that the confidentiality obligations of the Agreement Regarding Confidential Information and Proprietary Development (“ARCIPD”) signed by Nordlund on October 6, 1999 and attached to this Agreement as Exhibit B survive the termination of his employment. Nothing in this Agreement supersedes or renders the terms and conditions of the ARCIPD unenforceable or void.  The Agreement will apply especially with companies who are competitors of Agilent, including those listed in Exhibit C.

b.              To attend an Exit Interview on or before October 31, 2009, at which time all appropriate personnel documents will be executed.  Nordlund further agrees that he will return all company property and identification on or before October 31, 2009.  Thereafter, Nordlund agrees to do such other acts as may be reasonably requested by Agilent in order to effectuate the terms of this Agreement.

c.               To not make any public statement or statements to the press concerning Agilent, its business objectives, its management practices, or other sensitive information without first receiving Agilent’s written approval. Nordlund further agrees not to disparage Agilent, its officers, directors, employees or agents in any manner likely to be harmful to them or their business, business reputation or personal reputation, provided that Nordlund may respond accurately and fully to any question, inquiry or request for information when required by legal process to do so.

3.              Nordlund and Agilent agree that the Amended and Restated Change of Control Severance Agreement between Nordlund and Agilent, dated April 9, 2008, will terminate on the Effective date of this Agreement and be no further force or effect.

4.              For the purposes of this Agreement, a termination of employment will be determined consistent with the rules relating to a “separation from service” as defined in Section 409A of the Code and the regulations thereunder (“Section 409A”). Notwithstanding anything else provided herein, to the extent any payments provided under this Agreement in connection with Nordlund’s termination of employment constitute deferred compensation subject to Section 409A and Nordlund is deemed to be a “specified employee” under Section 409A, then such payment shall not be made or commence until the earlier of (i) the expiration of the 6-month period measured from Nordlund’s Separation from Service from Agilent or (ii) the date of Nordlund’s death following such a separation from service; provided, however that  such deferral shall only be effected to the extent required to avoid adverse tax treatment to Nordlund including, without limitation, the additional tax for which Nordlund would otherwise be liable under Section 409A(a)(1)(B) in the absence of such a deferral.  The first payment thereof will include a catch-up payment covering the amount that would have otherwise been paid during the period between Nordlund’s termination of employment and the first payment date but for the application of this provision, and the balance of the installments, (if any) will be payable in accordance with their original schedule.  To the extent that any provision of this Agreement is ambiguous as to its compliance with Section 409A, the provision shall be read in such a manner so that all payments hereunder comply with Section 409A.  Payments pursuant to this section are intended to constitute separate payments for the purposes of Treasury Regulations Section 1.409A-2(b)(2).

5.              In exchange for Agilent’s doing the acts described in this Agreement, Nordlund on behalf of himself, his heirs, estate, executors, administrators, successors and assigns does fully release, discharge, and agree to hold harmless Agilent, its officers, agents, employees, attorneys, employee benefit plans, employee benefit plan fiduciaries and administrators, consultants, subsidiaries, affiliated companies, successors and assigns from all actions, causes of action, claims, judgments, obligations, damages, liabilities, costs, or expense of whatsoever kind and character which he may have as of the date of execution of this Agreement, including but not limited to:

a.              any claims relating to employment discrimination on account of race, religion, sex, age, national origin, creed, disability, sexual orientation, or any other basis, whether or not arising under Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1966, the Equal Pay Act of 1963, the Age Discrimination in Employment Act, California Fair Employment and Housing Act, the Rehabilitation Act of 1973, the Americans With Disabilities Act, any amendments to the foregoing laws, or any other federal, state, county, municipal, or other law, statute, regulation or order relating to employment discrimination;

b.             any claims relating to pay or leave of absence arising under the Fair Labor Standards Act, the Family Medical Leave Act, any claims relating to Section 806 of the Sarbanes-Oxley Act of 2002, and any similar laws enacted in California;

c.              any claims for reemployment, salary, wages, bonuses, vacation pay, stock options, acquired rights, appreciation from stock options, stock appreciation rights, benefits or other compensation of any kind;

d.             any claims under any other federal, state or local statutes, ordinances or regulations, including but not limited to the Employee Retirement Income Security Act of 1974;

e.              any claims relating to, arising out of, or connected with his employment with Agilent, whether or not the same be based upon any alleged violation of public policy; compliance (or lack thereof) with any internal Agilent policy, procedure, practice, or guideline; or any oral, written, express, and/or implied employment contract or agreement, or the breach of any term thereof, including but not limited to, any implied covenant of good faith and fair dealing; or any federal, state, county or municipal law, statute, regulation, or order whether or not relating to labor or employment; and

f.                any claims relating to, arising out of, or connected with any other matter or event occurring prior to the execution of this Agreement whether or not brought before any judicial, administrative, or other tribunal.

g.             Notwithstanding any provision of this Paragraph, Nordlund shall not hereby release any right he may otherwise have to indemnification by Agilent pursuant to the Amended and Restated Indemnification Agreement dated April 9, 2008, the company’s certificate of incorporation, by-laws, insurance policies, and applicable law.

6.              Nordlund acknowledges that as of the date of signing this Agreement, he has received all wages and compensation due to him from Agilent through that time other than those wages or compensation as described in this Agreement.

7.              In entering into this Agreement, the parties have intended that this Agreement be a full and final settlement of all matters, whether or not presently disputed, that could have arisen between them as of the date this Agreement is executed, except for those claims set forth in paragraph 8.  This Agreement and compliance with this Agreement does not constitute an admission of liability by Agilent.

8.              Nordlund understands and expressly agrees that this Agreement extends to all claims of every nature and kind whatsoever, known or unknown, suspected or unsuspected, past or present and all rights under Section 1542 of the California Civil Code and/or any similar statute or law of any other jurisdiction are expressly waived.  Section 1542 reads as follows:

A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the debtor.

9.              This release of claims does not include: (i) Nordlund’s right to enforce the terms of this Agreement; (ii) claims for vested benefits in which Nordlund is entitled, including but not limited to Workers’ Compensation benefits; (iii) claims that cannot be released as a matter of law, including, but not limited to, claims under Division 3, Article 2 of the California Labor Code (which includes indemnification rights); and (iv) claims arising under federal or state securities or employment discrimination laws where Nordlund does not seek personal monetary or other relief.

10.        Nordlund acknowledges and agrees that if he or any other person or entity files a claim or permits to be filed a claim in a civil action or other legal proceeding for relief, including personal relief for Nordlund (including but not limited to back pay, front pay, monetary damages, attorneys fees, cost, injunctive or declaratory relief) against Agilent (except to enforce this Agreement), he will not accept or be eligible to receive any personal relief from such a claim or cause of action.

11.        It is expressly agreed that the claims released pursuant to this Agreement include all claims against employees, officers, directors, attorneys and agents of Agilent in their individual and representative capacities, whether or not such employees were acting within the course and scope of their employment.

12.        Nordlund represents and warrants that he has not assigned any such claim or authorized any other person or entity to assert such claim on Nordlund’s behalf. Further, Nordlund agrees that under this Agreement he waives any claim for damages incurred at any time in the future because of alleged continuing effects of past wrongful conduct involving any such claims and any right to sue for injunctive relief against the alleged continuing effects of past wrongful conduct involving such claims.

13.        Each party shall bear its own costs, expenses, and attorneys’ fees incurred in, or arising out of, or connected with the negotiation and execution of this Agreement.

14.        Nordlund agrees that the terms, amount and fact of settlement shall be confidential until Agilent Technologies, Inc. needs to make any required disclosure of any agreements between Agilent and him as a part of Agilent’s Securities and Exchange Commission filing requirements. Therefore, except as may be necessary to enforce the rights contained herein in an appropriate legal proceeding or as may be necessary to receive professional services from an attorney, accountant, or other financial or tax adviser, Nordlund agrees not to disclose the existence or contents of this Agreement or any past or future related discussions or documentation to anyone, including, but not limited to, past, present and future employees of Agilent, until such time of the public filings.  Disclosure is permitted only to Nordlund’s attorney, accountant, financial or tax advisor and spouse on the condition that such individuals shall be advised of these limitations, or as otherwise required by law.

15.        At Agilent’s request, Nordlund will give his reasonable cooperation to Agilent in connection with any legal matter, proceeding or action relating to Agilent.

16.        The terms of this Agreement are intended by the parties as a final expression of their agreement with respect to such terms as are included in this Agreement and may not be contradicted by evidence of any prior or contemporaneous agreement.  The parties further intend that this Agreement constitutes the complete and exclusive statement of its terms and that no extrinsic evidence whatsoever may be introduced in any judicial or other proceeding, if any, involving this Agreement.  No modification of this Agreement will be effective unless in writing and signed by both parties hereto.  Notwithstanding this provision, it is expressly understood that Nordlund is a participant in various Agilent benefit plans.  Any participation by Nordlund in such benefit plan is governed by the terms of the current plan or grant document governing the administration of the benefit in which he is participating and section 409A of the Code, which is incorporated herein by reference.

17.        It is further expressly agreed and understood that Nordlund has not relied upon any advice from Agilent Technologies, Inc. and/or its attorneys whatsoever as to the taxability, whether pursuant to federal, state, or local income tax statutes or regulations or otherwise, of the payments made hereunder and that Nordlund will be solely liable for all tax obligations, if any, arising from payment of the sums specified herein and shall hold Agilent Technologies, Inc. harmless from any tax obligations arising from said payment.

18.        Should any provision of this Agreement be declared or determined by any court of competent jurisdiction to be wholly or partially illegal, invalid, or unenforceable, the legality, validity, and enforceability of the remaining parts, terms, or provisions shall not be affected thereby, and said illegal, unenforceable, or invalid part, term or provision shall be deemed not to be a part of this Agreement.

19.        This Settlement Agreement will be governed by and construed in accordance with the laws of the State of California.

20.        If there is any dispute arising out of or related to this Agreement, which cannot be settled by good faith negotiation between the parties, such dispute will be submitted to JAMS/EndDispute for nonbinding mediation.  If complete agreement cannot be reached within 45 days of submission to mediation, any remaining issues will be submitted to JAMS/EndDispute for final and binding arbitration pursuant to JAMS/EndDispute Arbitration Rules and Procedures for Employment Disputes with each party bearing their own costs and attorneys’ fees.

21.        The following notice is provided in accordance with the provisions of Federal Law:

You are entitled to and have been given up to twenty-one days (21) days in which to accept the terms of this Separation Agreement and General Release, although you may accept it any time within those twenty-one days.

You have been told in writing to consult with an attorney regarding this Agreement.

You have the right to revoke your acceptance of this Agreement at any time within seven (7) days from the date you sign it, and this Agreement will not become effective and enforceable until this seven (7) day revocation period has expired.

To revoke your acceptance, you must send a written notice of revocation to Jodi Juskie, U.S. Labor & Employment Counsel, Agilent Technologies, Inc., 900 S. Taft Avenue, Loveland Colorado, 80537 by 5:00 p.m. on or before the seventh day after you sign this Agreement.

NORDLUND FURTHER STATES THAT HE HAS HAD THE OPPORTUNITY TO CONSULT WITH THE ATTORNEY OF HIS CHOICE, THAT HE HAS CAREFULLY READ THIS AGREEMENT, THAT THIS AGREEMENT IS THE PRODUCT OF NEGOTIATION BETWEEN HIS COUNSEL AND AGILENT’S COUNSEL, THAT HIS ATTORNEY HAS EXPLAINED THIS AGREEMENT TO HIM, THAT HE HAS HAD AMPLE TIME TO REFLECT UPON AND CONSIDER ITS CONSEQUENCES, THAT HE FULLY UNDERSTANDS ITS FINAL AND BINDING EFFECT, THAT THE ONLY PROMISES MADE TO HIM TO SIGN THIS AGREEMENT ARE THOSE STATED ABOVE AND THAT HE IS SIGNING THIS AGREEMENT VOLUNTARILY.

ACCEPTED AND AGREED:

AGILENT TECHNOLOGIES, INC.

By:	/s/ Jean Halloran	/s/ D. Craig Nordlund
Name: Jean Halloran		Name: D. Craig Nordlund
Title: Senior Vice President of Human Resources
Date: May 28, 2009

EXHIBIT A

From: D. Craig Nordlund	Date:

To: Agilent Technologies, Inc.	Re: Letter of Resignation of Employment and as an Officer of Agilent

I hereby confirm my voluntary resignation as Senior Vice President, General Counsel and Secretary of Agilent Technologies, Inc. and as an “executive officer” under the Securities Exchange Act of 1934 on                                             , and the resignation of my employment effective on October 31, 2009.

I understand that this action is irrevocable.

Sincerely,

D. Craig Nordlund	Date

EXHIBIT B

Agreement Regarding Confidential Information and
Proprietary Developments (ARCIPD)
OFIS #0122

Please type or print in black ink.

EMPLOYEE NAME (Last, First, M.I.)	EMPLOYEE NUMBER
Nordlund, D. Craig

1.              I am employed or desire to be employed by Agilent Technologies, Inc. (Agilent). I understand, however, that this Agreement is not a promise or a contract for employment by Agilent.

2.              This Agreement concerns trade secrets, confidential business and technical information, and know-how not generally known to the public, (hereinafter “Confidential Information”), which is acquired or produced by me in connection with my employment by Agilent. Confidential Information may include, without limitation, information on Agilent organizations, staffing, finance, information of employee performance, compensation of others, research and development, manufacturing and marketing, as well as information which Agilent receives from others under an obligation of confidentiality. I agree:

a.               to use such information only in the performance of Agilent duties;

b.              to hold such information in confidence and trust; and

c.               to use all reasonable precautions to assure that such information is not disclosed to unauthorized persons or used in an unauthorized manner, both during and after my employment with Agilent.

3.              This Agreement also concerns inventions and discoveries (whether or not patentable), designs, works of authorship, mask works, improvements, data, processes, computer programs and software (hereinafter called “Proprietary Developments”) that are conceived or made by me alone or with others while I am employed by Agilent and that relate to the research and development or the business of Agilent, or that result from work performed by me for Agilent. Such Proprietary Developments are the sole property of Agilent, and I agree:

a.               to disclose them promptly to Agilent;

b.              to assign them to Agilent; and

c.               to execute all documents and cooperate with Agilent in all necessary activities to obtain patent, copyright, mask works and/or trade secret protection in all countries, at Agilent’s expense.

In compliance with prevailing provisions of relevant state statutes(1), this Agreement does not apply to an invention for which no equipment, supplies, facility, or trade secret information of the employer was used and which was developed entirely on the employee’s own time, unless (a) the invention relates (i) to the business of the employer, or (ii) to the employers actual or demonstrably anticipated research and development, or (b) the invention results from any work performed by the employee for the employer.

4.              I agree to honor any valid disclosure or use restrictions on Confidential Information known to me and received from any former employers or any other parties prior to my employment by Agilent, and I agree not to bring into the premises of Agilent any such information in whatever physical form without prior written consent of such former employers or other parties.

5.              The product of all work performed by me during and within the scope of my Agilent employment including, without limitation, any reports, documents, drawings, computer programs, devices and models, will be the property of Agilent; and Agilent will have the sole right to use, sell, license, publish or otherwise disseminate or transfer rights in such work product.

6.              I will not remove any Agilent property from Agilent premises without Agilent’s permission.

7.              I agree not to disrupt, damage or interfere with the operation of business of Agilent by soliciting or recruiting its employees for myself or others, both during my employment at Agilent and for a period of two years following termination of my employment with Agilent.

8.              Upon termination of my employment with Agilent, I will return all property to Agilent unless Agilent’s written permission to keep is obtained.

9.              The provisions of this Agreement will be separately construed. If any of them is held to be unenforceable, the remaining provisions will not be affected.

EMPLOYEE SIGNATURE	DATE
D. Craig Nordlund	10/6/99

(1)        Including: California Labor Code, Section 2870; Illinois 765ILCS 1060/1-3, “Employees Patent Act,”; Washington Rev. Code, Title 49 RCW: Labor Regulations, Chapter 49.44.140; Minnesota Statutes, 13A, Section 181.78; and North Carolina General Statutes, Article 10A, Chapter 66, Commerce and Business, Section 66-57.1.

EXHIBIT C

COMPETITORS OF AGILENT:

Rohde and Schwarz

Anritzu

Aeroflex

National Instruments

Ixia

Advantest

Danaher and Tektronix

Spirent

Keithley

Waters

Perkin-Elmer

Thermo-Fisher

Affymetrix

Life Technologies (Applied Bio Systems, Inc., and Invitrogen)

Shimadzu

Varian

Illumina

Dionex